Exhibit 23.2

CONSENT OF GRANT A. MALENSEK

I consent to all references to my name and any quotation from, or summarization of, Sections 1.2, 1.3.11, 1.3.13, 19, 21, 22, and 30, and my contributions to Section 27 of the technical report summary entitled “Technical Report on the Roca Honda Project, McKinley County, State of New Mexico, USA” dated February 22, 2022 (the "New Mexico Technical Report"); and Sections 1.2, 1.3.11, 1.3.13, 19, 21, 22, and 30 and my contributions to Section 27 of the technical report summary entitled “Technical Report on the Nichols Ranch Project, Johnson and Campbell Counties, Wyoming, USA” dated February 22, 2022 (the "Wyoming Technical Report"), as amended on February 8, 2023; and Sections 1.2, 1.3.12, 1.3.14, 19, 21, 22, 30, and my contributions to Section 27 of the technical report summary entitled “Technical Report on the Pre-Feasibility Study on the Pinyon Plain Project, Coconino County, Arizona, USA” dated February 23, 2023 (the Arizona Technical Report", and together with New Mexico Technical Report and the Wyoming Technical Report, "Technical Reports"), prepared by me, included or incorporated by reference in:

(i)    the Annual Report on Form 10-K for the period ended December 31, 2023 (the “10-K”) of Energy Fuels Inc. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto;

(ii)    the Company’s Form S-3 Registration Statements (File Nos. 333-253666 and 333-226878), and any amendments or supplements thereto; and

(iii)    the Company’s Form S-8 Registration Statements (File Nos. 333-217098, 333-205182, 333-194900, 333-226654 and 333-254559), and any amendments or supplements thereto.

I further consent to the filing of the Technical Reports as exhibits to the 10-K.

/s/ Grant A. Malensek
Grant A. Malensek, M.Eng., P. Eng.
Technical Director - U.S. Mining Advisory

Date: February 23, 2024